Exhibit 15(x) under Form N-1A
                                               Exhibit 1 under Item 601/Reg. S-K
                                    EXHIBIT J
                                     to the
                                Distribution Plan

                               DG INVESTOR SERIES
                      DG U.S. GOVERNMENT MONEY MARKET FUND


         This Distribution Plan is adopted by between DG Investor Series with respect to the Shares of the DG U.S. Government Money Market Fund set forth above.

         In compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of .25% of the average aggregate net asset value of the DG U.S. Government Money Market Fund held during the month.

         Witness the due execution hereof this 1st day of September, 1997.



                                    DG Investor Series


                                    By:/s/ Edward C. Gonzales
                                    President